Exhibit 5.1

November 10, 2011

COMMUNICATIONS SYSTEMS, INC.
10900 Red Circle Drive
Minnetonka, Minnesota 55343

Re:	Opinion of Counsel as to Legality of 1,000,000 shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 1,000,000 shares of Common Stock, $.05 par value per share, of COMMUNICATIONS SYSTEMS, INC., (the “Company”) offered to employees, officers and directors of the Company or its subsidiaries pursuant to the COMMUNICATIONS SYSTEMS, INC. 2011 Executive Incentive Compensation Plan (the “Plan”).

As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 1,000,000 shares of Common Stock to be offered to employees, officers and directors under the Plan will, when paid for and issued, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.